Supplement no. 4 to prospectus dated August 7, 2006, and
prospectus supplement dated August 7, 2006
Filed Pursuant to Rule 424(b)(7).
A filing fee of $6,959.07, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from the registration statement (File No. 333-136361) by means of this supplement to prospectus supplement.
$65,038,000
1.50% Convertible Senior Notes due 2011
1.625% Convertible Senior Notes due 2013
Common Stock
     This supplement no. 4 to prospectus dated August 7, 2006 and prospectus supplement dated August 7, 2006 relates to the resale by certain selling securityholders of our 1.50% Convertible Senior Notes due 2011 and 1.625% Convertible Senior Notes due 2013, which we refer to as the notes, and the shares of our common stock issuable upon conversion of the notes.
     You should read this supplement no. 4 in conjunction with the prospectus dated August 7, 2006, the prospectus supplement dated August 7, 2006, supplement no. 1 dated August 18, 2006 to the prospectus and the prospectus supplement, supplement no. 2 dated September 7, 2006 to the prospectus and the prospectus supplement and supplement no. 3 dated September 29, 2006 to the prospectus and the prospectus supplement, or the prior registration documents, which should be delivered in conjunction with this supplement no. 4. This supplement no. 4 is not complete without, and may not be delivered or used except in conjunction with, the prior registration documents, including any amendments or supplements to them. This supplement no. 4 is qualified by reference to the prior registration documents, except to the extent that the information provided by this supplement no. 4 supersedes or supplements certain information contained in the prior registration documents.
     Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See “Risk Factors” beginning on page 4 of the prospectus supplement dated August 7, 2006 (as amended by the last two paragraphs of supplement no. 3 dated September 29, 2006 to the prospectus and the prospectus supplement).
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement no. 4 or the prior registration documents. Any representation to the contrary is a criminal offense.
     This supplement no. 4 constitutes the offer by the selling securityholders named below of $8,025,000 principal amount of our 1.50% Convertible Senior Notes due 2011, or 2011 Notes, $57,013,000 principal amount of our 1.625% Convertible Senior Notes due 2013, or 2013 Notes, and the shares of our common stock issuable upon conversion of those notes.
     The table under the caption “Selling Securityholders” beginning on page 43 of the prospectus supplement (as previously amended and supplemented by the tables under the captions “Additional Selling Securityholders” and “Revised Information Regarding Securityholders,” beginning on page 2 of supplement no. 1 dated August 18, 2006 to the prospectus and prospectus supplement, page 2 of supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement and page 2 of supplement no. 3 dated September 29, 2006 to the prospectus and prospectus supplement) is hereby:
•	supplemented by adding the information regarding certain selling securityholders set forth in the table entitled “Additional Selling Securityholders” below; and

•	amended by replacing the information in any of the prospectus supplement, supplement no. 1 to the prospectus and prospectus supplement, supplement no. 2 to the prospectus and prospectus supplement and supplement no. 3 to the prospectus and prospectus supplement regarding the selling securityholders identified in the table entitled “Revised Information Regarding Selling Securityholders” below with the information set forth in the table entitled “Revised Information Regarding Selling Securityholders” below.
     We prepared these tables based on information supplied to us by the selling securityholders named in the tables below on or prior to October 23, 2006. Information about the selling securityholders may change over time.
     We have assumed for purposes of the tables below that the selling securityholders will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this supplement no. 4 and the prior registration documents, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.
     Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.
     The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of their notes since the date on which they provided the information regarding their notes.
Selling Securityholders
Additional Selling Securityholders

			Principal Amount of
	Principal Amount of		2013 Notes			Number of
	2011 Notes Beneficially		Beneficially Owned			Shares of
	Owned and Offered		and Offered (USD)		Number of	Common Stock
	(USD) and Percentage		and Percentage of		Shares of	Beneficially	Natural Person(s)
Name of Selling	of 2011 Notes		2013 Notes		Common Stock	Owned after the	with Voting or
Securityholder (1)	Outstanding (%) (19)		Outstanding (%) (20)		Offered (2) (3)	Offering (4)	Investment Power
1976 Distribution Trust FBO A.R. Lauder	—	—	5,000	*	89	—	Tracy Maitland
2000 Revocable Trust FBO A.R. Lauder	—	—	5,000	*	89	—	Tracy Maitland
Bred Banque Populaire	5,000,000	*	—	—	89,057	—	Jean Michel Laty
Florida Fruit & Vegetable Association	—	—	103,000	*	1,835	—	Tracy Maitland
MigAssurance Convertible Portfolio c/o Income Research & Management	1,175,000	*	—	—	20,928	—	John Sommers
Lehman Brothers Inc. (21)(#)	—	—	12,000,000	*	213,736	—	(5)
Revised Information Regarding Selling Securityholders

	Principal Amount of			Principal Amount of
	2011 Notes			2013 Notes					Number of
	Beneficially Owned			Beneficially Owned					Shares of
	and Offered (USD)			and Offered (USD)			Number of		Common Stock
	and Percentage of			and Percentage of			Shares of		Beneficially	Natural Person(s)
Name of Selling	2011 Notes			2013 Notes			Common Stock		Owned after the	with Voting or
Securityholder (1)	Outstanding (%)			Outstanding (%)			Offered (2) (3)		Offering (4)	Investment Power
Credit Agricole Structured Asset Management	300,000	(7)	*	460,000		*	13,537	(12)	—	Nathaniel Brown Robert Richardson
Credit Suisse Securities (USA) LLC (#)	10,000,000		*	12,900,000	(8)	*	407,879	(13)	—	(6)
Lyxor/Context Fund Ltd.(+)	2,950,000	(17)	*	1,050,000		*	70,355	(18)	—	Michael S. Rasen William D. Fertig
Old Lane Cayman Master Fund LP	—		—	32,735,000	(9)	1.49	583,053	(14)	—	Jonathan Barton
Old Lane HMA Master Fund LP	—		—	8,914,000	(10)	*	158,770	(15)	—	Jonathan Barton
Old Lane US Master Fund LP	—		—	11,351,000	(11)	*	202,176	(16)	—	Jonathan Barton

*	Less than one percent (1%).

#	The selling securityholder is a registered broker-dealer.

+	The selling securityholder is an affiliate of a registered broker-dealer.

(1)	Information concerning other selling securityholders will be set forth in supplements to this prospectus supplement from time to time, if required.

(2)	Assumes conversion of all of the holder’s notes at a conversion rate of 17.8113 shares of common stock per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights” on page 16 of the prospectus supplement. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes fractional shares and shares of common stock that may be issued by us upon the repurchase of the notes as described under “Description of the Notes — Adjustment to Conversion Rate — Adjustment to Conversion Rate Upon a Change of Control” on page 23 of the prospectus supplement. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under “Description of the Notes — Conversion Rights” on page 16 of the prospectus supplement.

(3)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act. The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock calculated based on 1,150,076,625 shares of common stock outstanding as of October 18, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.

(4)	For purposes of computing the number and percentage of notes and shares of common stock to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the tables above that the selling securityholders named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this supplement no. 4 to prospectus supplement and prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned.

(5)	The selling securityholder is a company that is required to file periodic and other reports with the SEC.

(6)	The selling securityholder is a wholly-owned subsidiary of a company that is required to file periodic and other reports with the SEC.

(7)	We previously registered 2013 Notes and shares of our common stock on behalf of this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(8)	We previously registered 2011 Notes and shares of our common stock on behalf of this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(9)	This amount reflects an increase of $19,823,000 from the amount of 2013 Notes previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(10)	This amount reflects an increase of $5,206,000 from the amount of 2013 Notes previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(11)	This amount reflects an increase of $6,971,000 from the amount of 2013 Notes previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(12)	This amount reflects an increase of 5,343 from the number of shares previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(13)	This amount reflects an increase of 229,766 from the number of shares previously listed for this selling securityholder in supplement no. 2 dated September 7, 2006 to the prospectus and prospectus supplement dated August 7, 2006.

(14)	This amount reflects an increase of 353,073 from the number of shares previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(15)	This amount reflects an increase of 92,726 from the number of shares previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(16)	This amount reflects an increase of 124,163 from the number of shares previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(17)	This amount reflects an increase of $1,550,000 from the number of 2011 Notes previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(18)	This amount reflects an increase of 27,608 from the number of shares previously listed for this selling securityholder in the prospectus supplement dated August 7, 2006.

(19)	The aggregate dollar amount of 2011 Notes listed in the table of selling securityholders herein, in the prospectus supplement dated August 7, 2006 and in the prior supplements thereto may exceed $2.2 billion because certain persons listed herein and/or therein as selling securityholders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in the prospectus supplement dated August 7, 2006 or in the prior supplements thereto with respect to the same securities.

(20)	The aggregate dollar amount of 2013 Notes listed in the table of selling securityholders herein, in the prospectus supplement dated August 7, 2006 and in the prior supplements thereto exceeds $2.2 billion because certain persons listed herein and/or therein as selling securityholders may have transferred their securities in transactions exempt from registration, in which case the transferees thereof may be listed herein, in the prospectus supplement dated August 7, 2006 or in the prior supplements thereto with respect to the same securities.

(21)	From time to time we purchase from and sell to Lehman Brothers Inc. and/or their affiliates short-term investment vehicles.

     Only selling securityholders that beneficially own the securities set forth opposite their respective names in the foregoing tables (including the tables included in the prospectus supplement and the supplements thereto) may sell such securities under the registration statement. Prior to any use of this supplement no. 4 in connection with an offering of the notes and/or the underlying common stock by any holder not identified above, the prospectus dated August 7, 2006 and prospectus supplement dated August 7, 2006 will be supplemented to set forth the name and other information about the selling securityholder intending to sell such notes and the underlying common stock.
     The prospectus supplement dated August 7, 2006 is also hereby amended by replacing the first sentence appearing under the caption “Description of Capital Stock—Shareholder Rights Plan,” with the following sentence: “Under a Shareholder Rights Plan adopted by our board of directors in October 2000, all of our shareholders receive along with each share of our common stock a preferred stock purchase right entitling them to purchase from us 1/5000 of a share of Series A Junior Participating Preferred Stock at an exercise price of $400.” In our previous disclosure, we described an exercise price of $400 per share (emphasis added).
The date of this supplement no. 4 is October 23, 2006